Exhibit (h)(6)

                        FORM OF INDEMNIFICATION AGREEMENT

         This INDEMNIFICATION AGREEMENT is made this 14th day of October, 2003 ("Agreement"), by and between Lindner Investments, a Massachusetts business trust (the "Company"), and __________________________ ("Indemnitee").

         WHEREAS, Indemnitee currently serves as a trustee and/or officer of the Company and may, therefore, be subjected to claims, suits or proceedings arising as a result of his service; and

         WHEREAS, as an inducement to Indemnitee to continue to serve as such trustee and/or officer, the Board of Trustees, pursuant to power and authority granted by Article III of the Declaration of Trust, including, but not limited to, Sections 3.1 and 3.10 thereof, have authorized the Company to indemnify Indemnitee against expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the fullest extent that is lawful; and

         WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification;

         NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

         Section 1.   Definitions. For purposes of this Agreement:

                 (a) "Board of Trustees" means the Board of Trustees of the Company.

                 (b) "Change in Control" means a change in control of the Company occurring after the Effective Date of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not the Company is then subject to such reporting requirement.

                 (c) "Corporate Status" means the status of a person as a trustee, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company.

                 (d) "Disinterested Trustee" means a trustee of the Company who is not and was not a party to the Proceeding in respect of which indemnification or advance of Expenses is sought by Indemnitee.

                 (e)  "Effective Date" means October 14, 2003.

                 (f) "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

                 (g) "Independent Counsel" means a law firm, or a member of a law firm, other than a law firm or a member of a law firm that has previously served as Independent Counsel pursuant to the terms of this Agreement, selected by the Board of Trustees by vote as set forth in Section 8(b)(ii), that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement.

                 (h) "Proceeding" includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative.

         Section 2. Services by Indemnitee. Indemnitee agrees to continue to serve as a trustee and/or officer of the Company; provided, however, that Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position.

         Section 3. Indemnification - General. The Company shall indemnify, and advance Expenses to, Indemnitee (a) as provided in this Agreement and (b) to the fullest extent permitted by Massachusetts law in effect on the date hereof and as amended from time to time; provided, however, that no change in Massachusetts law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Massachusetts law as in effect on the date hereof. The rights of Indemnitee provided in this Section shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement. Provided further, however, that the Company shall not indemnify, nor advance Expenses to, Indemnitee if doing so is not permitted by the Investment Company Act of 1940, the rules and regulations thereunder or published releases and no action letters of the Securities and Exchange Commission.

         Section 4. Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of his Corporate Status, he is, or is threatened to be, made a party to any Proceeding, other than a Proceeding by or in the right of the Company. Pursuant to this Section 4, Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with a Proceeding by reason of his Corporate Status unless, with respect to such Proceeding, he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Company.

         Section 5. Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 5 if, by reason of his Corporate

Status, he is, or is threatened to be, made a party to any Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 5, Indemnitee shall be indemnified against all amounts paid in settlement and all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding unless, with respect to such Proceeding, he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Company.

         Section 6. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, made a party to and is successful, on the merits or otherwise, in the defense of any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

         Section 7. Advance of Expenses. The Company shall advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding to which Indemnitee is, or is threatened to be, made a party, within five days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be adjudicated that Indemnitee is not entitled to indemnification under Massachusetts law.

         Section 8.   Procedure for Determination of Entitlement to
Indemnification.

                 (a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, along with an undertaking to repay any indemnification payments to the Company if it is ultimately adjudicated that Indemnitee is not entitled to indemnification under Massachusetts law. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Trustees in writing that Indemnitee has requested indemnification.

                 (b) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 8(a) hereof, a determination, but only if required by applicable law, with respect to Indemnitee's entitlement thereto shall promptly be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board of Trustees, a copy of which shall be delivered to Indemnitee; or (ii) if a Change in Control shall not have occurred, (A) by the Board of Trustees by a majority vote of a quorum consisting of Disinterested Trustees, or (B) if a quorum of the Board of Trustees consisting of Disinterested Trustees is not obtainable or, even if obtainable, such quorum of Disinterested Trustees so directs, by Independent Counsel in a written opinion to the Board of Trustees, a copy of which shall be delivered to Indemnitee or (C) if so directed by a majority of the members of the Board of Trustees, by the stockholders of the Company. If it is determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within five days after such determination. Indemnitee shall cooperate with the person making such determination with respect to Indemnitee's entitlement to indemnification, including providing to such person upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including reasonable attorneys' fees and disbursements) incurred by Indemnitee in so cooperating with the person making such determination, in response to a request by such person, shall be borne by the Company (irrespective of the determination as to Indemnitee's entitlement to indemnification).

         Section 9.   Presumptions and Effect of Certain Proceedings.

                 (a) If a Change in Control shall have occurred, in making a determination with respect to entitlement to indemnification hereunder, (i) the person making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 8(a) of this Agreement, and (ii) the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.

                 (b) The termination of any Proceeding by judgment, order, settlement, conviction, a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, does not create a presumption that the Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

         Section 10.  Remedies of Indemnitee.

                 (a)  In the event that (i) a determination is made pursuant to
Section 8 that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 7, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 8(b) within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 6 within five days after receipt by the Company of a written request therefor, or (v) payment of indemnification is not made within five days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Massachusetts, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to the fullest extent permitted by and in accordance with the Investment Company Act of 1940, as amended, and the rules thereunder, to be conducted by a single arbitrator pursuant to the commercial Arbitration Rules of the American Arbitration Association. If the parties fail to agree on a single arbitrator, within ten (10) days after the initiation of the arbitration proceeding, the Indemnitee and the Company shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days after the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 10(a).

                 (b) If a Change in Control shall have occurred, in any judicial proceeding or arbitration commenced pursuant to this Section 10 the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

                 (c)  If a determination shall have been made pursuant to
Section 8(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 10, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

                 (d) In the event that Indemnitee, pursuant to this Section 10, seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses in Section 1) actually and reasonably incurred by him in such judicial adjudication or arbitration, but only if he prevails therein. If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

         Section 11.  Non-Exclusivity; Insurance; Subrogation; Exclusions.

                 (a) The rights of indemnification and advance of Expenses as provided by this Agreement have been authorized by the Trustees under Article III of the Declaration of Trust and shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Declaration of Trust or Bylaws of the Company, any agreement, a vote of stockholders or a resolution of trustees, or otherwise and such rights shall not apply to, or be deemed in any way to limit, the rights granted under this Agreement. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal.

                 (b) To the extent that the Company maintains liability insurance for trustees, officers, employees, or agents of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such trustee, officer, employee or agent under such policy or policies.

                 (c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

                 (d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

                 (e) Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be liable for indemnification or advance of Expenses in connection with any settlement or judgment for insider trading or for disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

         Section 12. Duration of Agreement. This Agreement shall continue until and terminate five years after the date that Indemnitee shall have ceased to serve as a trustee, officer, employee, or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Company; provided, that the rights of Indemnitee hereunder shall continue until the final termination of any proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 10 relating thereto. This Agreement may be assigned by the Company upon written consent of the Indemnitee and shall be binding upon the Company and its successors and assigns (except for the obligations set forth in Section 2 and Section 11(b)), and shall inure to the benefit of Indemnitee and his heirs, executors and administrators. This Agreement shall be binding on successors and assigns only for five years following the succession or assignment subject to the proviso set forth in the first sentence of this Section 12.

         Section 13. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

         Section 14. Exception to Right of Indemnification or Advancement of Expenses.

                 (a) Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advance of Expenses under this Agreement with respect to any proceeding brought by Indemnitee, unless the bringing of such proceeding or making of such claim (i) is pursuant to Section 10 hereof or (ii) shall have been approved by a vote of the Board of Trustees as required by the Company's Bylaws.

                 (b) Notwithstanding any other provision of this Agreement, the Company shall not indemnify or advance Expenses to Indemnitee if doing so would protect Indemnitee against liability to the Company or its stockholders to which Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of Indemnitee's duties, or by reason of Indemnitee's reckless disregard of his obligations and duties under this Agreement.

         Section 15. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

         Section 16. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

         Section 17. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         Section 18. Notice by Indemnitee. Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advance of Expenses covered hereunder.

         Section 19. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

                  (a)      If to Indemnitee, to:
                           Paul Dykstra
                           Bell, Boyd & Lloyd LLC
                           70 West Madison Street, Suite 3300
                           Chicago, Illinois 60602

                  (b)      If to the Company to:
                           Lindner Investments
                           520 Lake Cook Road, Suite 381
                           Deerfield, Illinois 60015
                           Attention: Doug T. Valassis, Chairman and Trustee

                           with a copy to:
                           Dykema Gossett PLLC
                           400 Renaissance Center
                           Detroit, Michigan 48243
                           Attention: Paul R. Rentenbach

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

         Section 20. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Massachusetts.

         Section 21.  Miscellaneous.

         (a) Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

         (b) The property of the Company's shareholders, trustees, officers, employees and agents shall not be subject to claims against or obligations of the Company to any extent whatsoever. Neither the shareholders, the trustees, the officers, the employees nor any agent of the Company is liable hereunder, and the parties hereto shall look solely to the Company for the payment of any claim thereunder or for the performance thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ATTEST:                                 LINDNER INVESTMENTS

___________________________________     By: _______________________________
Robert L. Miller, Secretary                 Doug T. Valassis, Chairman

WITNESS:                                INDEMNITEE

___________________________________     ___________________________________